UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

June 19, 2008

PDL BioPharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-19756	94-3023969
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1400 Seaport Boulevard

Redwood City, California 94063
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(650) 454-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

(e)           On June 19, 2008, the Compensation Committee of the Board of Directors of PDL BioPharma, Inc. (the “Company”) approved certain retention bonuses to the officers of the Company identified below (each, a “Senior Officer”):

•Richard Murray, Executive Vice President and Chief Scientific Officer

•Mark McCamish, Senior Vice President and Chief Medical Officer

•Andrew Guggenhime, Senior Vice President and Chief Financial Officer

The retention bonuses, which are in addition to the previously announced retention bonuses awarded to the Senior Officers by the Company on March 26, 2008, are payable to each Senior Officer in the amounts and on the dates set forth below, provided that such Senior Officer remains employed in good standing through such date.

	Retention Bonus Payment Date
	(1)	October 31, 2008	January 31, 2009
Richard Murray
Executive Vice President and Chief	$25,000	$25,000	$25,000
Scientific Officer
Mark McCamish
Senior Vice President and Chief	$25,000	$25,000	$25,000
Medical Officer
Andrew Guggenhime
Senior Vice President and Chief	$25,000	$25,000	$25,000
Financial Officer

(1)

The first payment of $25,000 would be paid to the Senior Officer promptly after the Senior Officer executes a letter agreement governing the terms of the retention bonuses, which the Company anticipates occurring shortly.

In addition to the cash bonuses described above, the Compensation Committee also approved a grant of 10,000 shares of restricted stock to each of Dr. McCamish and Mr. Guggenhime (each, a “Retention Grant”) in recognition of their each taking on additional duties in the absence of a Chief Executive Officer of the Company.  Such shares will vest upon the earlier of the record date for (i) the distribution of stock of the Company’s previously announced spin-off of its biotechnology operations, or (ii) the distribution of proceeds from a sale or securitization of a portion or all of the Company’s antibody humanization patent royalty stream; provided, however, that the Retention Grants will be forfeited if the shares have not vested by December 31, 2008.

The Company expects to enter into letter agreements with each Senior Officer detailing the terms and conditions of the retention bonuses described above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    June 23, 2008

PDL BioPharma, Inc.

By:	/s/ Andrew Guggenhime
Andrew Guggenhime
Senior Vice President and Chief Financial Officer